Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION, made and entered into this 12th day of October, 2004, by and between Consolidated Pictures Corp., a Delaware corporation ("CPC"), and Y-Tel International, LLC, a Florida limited liability company, ("Y-TEL").

Recitals

A.        This Agreement provides for the reorganization of Y-TEL with CPC, and in connection therewith, the exchange of the outstanding membership interests of Y-TEL for shares of common voting stock of CPC, all for the purpose of effecting a tax-free reorganization pursuant to sections 351, 354 and 368(b) of the Internal Revenue Code.

B.         The board of directors of CPC and the members of Y-TEL have determined, subject to the terms and conditions set forth in this Agreement, that the exchange contemplated hereby, as a result of which Y-TEL will become a wholly owned subsidiary of CPC, is desirable and in the best interests of their respective stockholders and members.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed exchange.

Agreement

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES OF Y-TEL

As an inducement to and to obtain the reliance of CPC, Y-TEL represents and warrants as follows:

Section 1.1

Organization.   Y-TEL is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida and has the power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Attached as Schedule 1.1, is a complete and correct copy of the articles of organization of Y-TEL as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Y-TEL's articles of organization.  Y-TEL has full power, authority and legal right and has taken all action required by law, its articles of organization or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2

Capitalization.   As of the Closing Date hereof, all of the outstanding interests of Y-TEL will be owned by the persons listed on Schedule 1.2. All issued and outstanding interests are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.  Y-TEL has no other securities, warrants or options authorized or issued.

Section 1.3

Subsidiaries.   Except as otherwise set forth in the Y-TEL Schedules attached hereto, Y-TEL does not have any other subsidiaries and does not own, beneficially or of record, any shares of any other entity.

Section 1.4

Financial Statements.   Included in the Y-TEL Schedules is Y-TEL's financial statements (including any predecessor companies) including a balance sheet, statement of operations, member equity and cash flows and notes thereto, dated as of  December 31, 2003.  Relevant thereto:

(a) the Y-TEL balance sheet presents fairly as of its date the financial condition of Y-TEL; Y-TEL does not have, as of the date of such balance sheet, except as noted and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto and all material assets reflected therein are properly reported and present fairly the value of the assets of Y-TEL, in accordance with generally accepted accounting principles;

(b) Y-TEL has no material liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(c) Y-TEL has filed all, state, federal and local income tax returns required to be filed by it from inception to the date hereof, if any; and

(d) the books and records, financial and others, of Y-TEL are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

Section 1.5

Absence of Certain Changes or Events.   Except as set forth in this Agreement (including the Schedules), or as otherwise disclosed to CPC, since December 31, 2003:

(a) there has not been: (i) any material adverse change in the business, operations, properties, assets or condition of Y-TEL; or (ii) any damage, destruction or loss to Y-TEL (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Y-TEL;

(b) Y-TEL has not: (i) amended its articles of organization; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to members or purchased or redeemed or agreed to purchase or redeem any of its interests; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Y-TEL; (iv) made any material change in its method of operation or accounting; or (v) entered into any other material transaction;

(c) Y-TEL has not:  (i) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Y-TEL balance sheet and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights (except assets, properties or rights not used or useful in its business which, in the aggregate have a value of less than $25,000); (iv) made or permitted any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material, considering the business of Y-TEL; or (v) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities, including debentures (whether authorized and unissued or held as treasury stock); and

(d) to the best knowledge of Y-TEL, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Y-TEL.

Section 1.6

Title and Related Matters.   Y-TEL has good and marketable title to and is the sole and exclusive owner of all of its properties, interests in properties and assets, real and personal (collectively, the "Assets") which are reflected in the Y-TEL audited balance sheet or acquired after that date (except properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges or encumbrances except: (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not, materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Y-TEL Schedules.  Except as set forth in the Y-TEL Schedules, no third party has any right to, and Y-TEL has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial conditions or income of Y-TEL or any material portion of its properties, assets or rights.

Section 1.7

Litigation and Proceedings.   To the best of Y-TEL's knowledge and belief, except as disclosed in the financial statements, there are no actions, suits, proceedings or investigations pending or threatened by or against Y-TEL or affecting Y-TEL or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that if determined adversely would have a material adverse effect on the business, operations, financial condition or income of Y-TEL.  Y-TEL does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.8

Contracts.   Except as included or described in the Y-TEL Schedules;

(a) there are no material contracts, agreements or other commitments to which Y-TEL is a party or by which it or any of its assets, products, technology or properties are bound; and

(b) except as included or described in the Y-TEL Schedules or reflected in the most recent Y-TEL balance sheet in the Y-TEL Schedules; Y-TEL is not a party to any:  (i) employment agreement for any officer or employee which is not terminable on thirty (30) days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) consulting or other similar contracts with an unexpired term of more than one year or providing for payments in excess of $150,000 in the aggregate; (v) collective bargaining agreements; (vi) agreement with any present or former officer or director of Y-TEL; or (vii) contract, agreement or other commitment involving payments by it of more than $150,000 in the aggregate.

Section 1.9

Material Contract Defaults.   Except as set forth in the Y-TEL Schedules, to the best of Y-TEL's knowledge and belief, Y-TEL is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Y-TEL.

Section 1.10

No Conflict With Other Instruments.   The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Y-TEL is a party or to which any of its properties or operations are subject.

Section 1.11

Governmental Authorizations.   To the best of Y-TEL's knowledge, Y-TEL has all licenses, franchises, permits or other governmental authorizations legally required to enable Y-TEL to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and Florida limited liability company laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Y-TEL of this Agreement and the consummation by Y-TEL of the transactions contemplated hereby.

Section 1.12

Compliance With Laws and Regulations.   To the best of Y-TEL's knowledge, except as disclosed in the Y-TEL Schedules, Y-TEL has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Y-TEL or would not result in Y-TEL's incurring any material liability.

Section 1.13

Approval of Agreement The members of Y-TEL have authorized the execution and delivery of this Agreement by Y-TEL and have approved the transactions contemplated hereby.

Section 1.14

Material Transactions or Affiliations.   Except as disclosed herein and in the Y-TEL Schedules, there exists no material contract, agreement or arrangement between Y-TEL and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Y-TEL to own beneficially, ten percent (10%) or more of the issued and outstanding Y-TEL Common Shares and which is to be performed in whole or in part after the date hereof.

Section 1.15

Principals of Y-TEL.  During the past five-year period, except as disclosed on Schedule 1.17, no officer or director of Y-TEL has been the subject of

(a) a petition under the Federal bankruptcy laws or any other insolvency law nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated);

(c) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities: (i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of  any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) Engaging in any type of business practice; or (iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws.

(d) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity; or

(e) a finding by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission ("SEC") to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES OF CPC

As an inducement to, and to obtain the reliance of Y-TEL, CPC represents and warrants as follows:

Section 2.1

Organization.   CPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it are now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the CPC Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation and bylaws of CPC as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of CPC' s certificate of incorporation or bylaws.  CPC has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement.  CPC has full power, authority and legal right and has taken all action required by law, its certificate of incorporation, bylaws or otherwise to consummate the transactions herein contemplated.

Section 2.2

Capitalization.   The authorized capitalization of CPC consists of 5,000,000 shares of Preferred Stock, par value $0.0001 per share and 50,000,000 shares of Common Stock, par value $0.0001 per share.  As of the date hereof there are no shares of Preferred Stock issued and outstanding and 4,579,900 Common Shares issued and outstanding.  As of the Closing Date (as defined herein), there will be no more than 4,579,900 shares of CPC's common stock issued or outstanding.

Section 2.3

Subsidiaries.   CPC has no subsidiary companies.

Section 2.4

Financial Statements.   Included in the CPC Schedules attached hereto are the audited balance sheet of CPC for the fiscal years ended December 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for the years then ended, and the unaudited balance sheet and related statement of operations, stockholders' equity and cash flow for the six month period ended June 30, 2004, relevant thereto:

(a) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.  The CPC balance sheets present fairly as of their respective dates the financial condition of CPC.  CPC did not have as of the date of any of such CPC balance sheets, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of CPC, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and changes in financial position reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b) The books and records, financial and others, of CPC are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

(c) CPC has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

(d) As of the Closing Date, as defined herein, the CPC balance sheets and the notes thereto, shall reflect that CPC has:  (i) no assets, tangible or intangible, including no receivables; (ii) no accounts payable; and (iii) no contingent liabilities, direct or indirect, matured or unmatured.

Section 2.5

Information.   The information concerning CPC as set forth in this Agreement and in the CPC Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.6

Options and Warrants.   Except as set forth in the CPC Annual Report on Form 10-KSB for the year ended December 31, 2003 , there are no existing options, warrants, calls or commitments of any character to which CPC is a party and by which it is bound.

Section 2.7

Absence of Certain Changes or Events.   Except as described herein or in the CPC Schedules, since June 30, 2003:

(a) CPC has not:  (i) amended its certificate of incorporation or bylaws; (ii) made any material change in its method of management, operation or accounting; or (iii) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(b) CPC has not:  (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been cancelled as of the Closing Date; or (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and

(c) to the best knowledge of CPC, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of CPC.

Section 2.8

Title and Related Matters.   As of the Closing Date, CPC will own no real, personal or intangible property.

Section 2.9

Litigation and Proceedings.  There are no actions, suits or proceedings pending or, to the best of CPC's knowledge and belief, threatened by or against or affecting CPC, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. CPC does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.10

Contracts.   On the Closing Date:

(a) there are no contracts, agreements, franchises, license agreements, or other commitments to which CPC is a party or by which it or any of its properties are bound.

(b) CPC is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which adversely affects, or in the future may (as far as CPC can now foresee) adversely affect, the business, operations, properties, assets or conditions of CPC; and

(c) CPC is not a party to any oral or written:  (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $10,000; (v) consulting or other similar contract; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of CPC; or (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

Section 2.11

No Conflict With Other Instruments.   The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust or other  contract, agreement or instrument to which CPC is a party or to which any of its properties or operations are subject.

Section 2.12

Contract Defaults.   To the best of CPC's knowledge and belief, CPC is not in default in any respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of CPC, and there is no event of default in any respect under any such contract, agreement, lease or other commitment in respect of which CPC has not taken adequate steps to prevent such a default from occurring.

Section 2.13

Governmental Authorizations.   To the best of CPC's knowledge, CPC has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by CPC of the transactions contemplated hereby.

Section 2.14

Compliance With Laws and Regulations.   To the best of CPC's knowledge and belief, CPC has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, including compliance with all tax laws, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of CPC or would not result in CPC's incurring any material liability.  Further, CPC is, as of the date of this Agreement, a "reporting company" under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), and is current in filing all reports required to be filed pursuant to said Act.  CPC has filed all tax returns required to be filed by it and does not have any tax liability to any governmental authority.

Section 2.15

Insurance.   CPC has no insurable properties and no insurance policies will be in effect at the Closing Date, as hereinafter defined.

Section 2.16

Approval of Agreement. The board of directors of CPC has authorized the execution and delivery of this Agreement by CPC and has approved the transactions contemplated hereby and the stockholders of CPC are not required under the laws of Delaware to approve the transactions contemplated hereby.

Section 2.17

Material Transactions or Affiliations.   Except as disclosed herein and in the CPC Schedules, there exists no material contract, agreement or arrangement between CPC and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by CPC to own beneficially, ten percent (10%) or more of the issued and outstanding common stock of CPC and which is to be performed in whole or in part after the date hereof.  CPC has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 2.18

Labor Relations.   CPC has never had a work stoppage resulting from labor problems.  CPC has no employees other than its officers and directors.

Section 2.19

Previous Sales of Securities.   Since inception, CPC has sold CPC Common Shares to investors in reliance upon applicable exemptions from the registration requirements under the laws of the United States and any applicable states and all such sales were made in accordance with the laws of said jurisdictions.

Section 2.20

Principals of CPC.  During the past five year period, no officer or director of CPC has been the subject of:

(a) a petition under the Federal bankruptcy laws or any other insolvency law nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated);

(c) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities: (i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of  any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) Engaging in any type of business practice; or (iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

(d) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity; or

(e) a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

Section 2.21

SEC Filings. None of CPC's SEC filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of such filings.

ARTICLE III

EXCHANGE PROCEDURE

Section 3.1

Issuance of CPC Common Shares in Share Exchange.   In exchange for all of the Y-TEL interests, CPC shall issue an aggregate of 10,000,000 "restricted" CPC Common Shares to the Y-TEL members pro rata to their existing ownership in Y-TEL, as set forth in the Y-TEL Schedules.

Section 3.2

Restricted Shares.

(a) None of the CPC common stock to be issued to the Y-TEL shareholders shall, at the time of Closing, be registered under federal securities' laws but, rather, shall be issued pursuant to an exemption therefrom and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").  All of such shares shall bear a legend worded substantially as follows: "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are ‘restricted securities' as that term is defined in Rule 144 under the Act.  The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

(b) The transfer agent of CPC shall annotate its records to reflect the restrictions on transfer embodied in the legend set forth above.  There shall be no requirement of CPC to register the CPC common stock under the Act.

Section 3.3

Events Prior to Closing.   Upon execution hereof or as soon thereafter as practical, management of CPC and Y-TEL shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced hereinbelow.

Section 3.4

Closing.   The closing of the transaction contemplated by this Agreement shall be as of the date in which (i) all required corporate proceedings have occurred; and (ii) all conditions to Closing referenced hereinabove, as well as in Articles V and VI below, have been satisfied or waived by the appropriate party and all documentation referenced herein is delivered to the respective party herein, unless a different date is mutually agreed to in writing by the parties hereto (the "Closing Date").

Section 3.5

Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of CPC and Y-TEL.

(b) By either CPC or Y-TEL, if the Effective Date shall not have occurred on or before October 22, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 3.5 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in, the failure of the Effective Date to occur on or before the Termination Date;

(c) This Agreement may be terminated by the board of directors of either CPC or Y-TEL at any time prior to the Closing Date if (i) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions; or (iii) the conditions described in Articles V or VI, below, as applicable, have not been satisfied in full.  In the event of termination pursuant to this subparagraph (a) of this Section 3.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(d) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of CPC if Y-TEL shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Y-TEL contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days' written notice thereof is given to Y-TEL.  If this Agreement is terminated pursuant to this subparagraph (b) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(e) This Agreement may be terminated at any time prior to the Closing Date by action of the members of Y-TEL if CPC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of CPC contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days' written notice thereof is given to CPC.  If this Agreement is terminated pursuant to this subparagraph (c) of Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

Section 3.6

Directors of CPC.   Upon the Closing, Steve Lipman shall be appointed a director to the CPC Board of Directors and shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal.  Ten days after the filing of Schedule 14F-1 and the mailing of such Schedule 14F-1 to all shareholders of CPC, Avery Pack shall resign as a director and Garry McHenry and John McMurray shall be appointed directors.  Each shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal.

Section 3.7

Officers of CPC.   Upon the Closing, the present officers of CPC shall tender their resignations and simultaneous therewith, the following persons shall be elected as officers of CPC in accordance with procedures set forth in the CPC bylaws:

NAME	OFFICE
Steve Lipman	President
John Conroy	Secretary and Treasurer

ARTICLE IV

SPECIAL COVENANTS

Section 4.1

Access to Properties and Records.   CPC and Y-TEL will each afford to the officers and authorized representatives of the other full access to the properties, books and records of CPC and Y-TEL, as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of CPC and Y-TEL, as the case may be, as the other shall from time to time reasonably request.

Section 4.2

Information for CPC Public Reports.   Y-TEL will furnish CPC with all information concerning Y-TEL and the Y-TEL members, including all financial statements, required for inclusion in any registration statement or public report intended to be filed by CPC pursuant to the Securities Act of 1933, the Exchange Act, or any other applicable federal or state law.  Y-TEL covenants that all information so furnished, including the financial statements described in Section 1.4, shall be true and correct in all material respects without omission of any material fact required to make the information stated not misleading.

Section 4.3

Third Party Consents.   CPC and Y-TEL agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.4

Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the CPC or Y-TEL Schedules or as permitted or contemplated by this Agreement, the parties hereto will each use its best efforts to (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business; (v) maintain and preserve its business organization intact, retain its key employees and maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither CPC nor Y-TEL will, without the prior consent of the other party (i) except as otherwise specifically set forth herein, make any change in their respective charter documents; (ii) declare or pay any dividend on its outstanding shares of capital stock, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein; (iii) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers; (iv) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of its capital stock; or (v) purchase or redeem any shares of its capital stock, except as disclosed herein.

Section 4.5

Indemnification .

(a) Y-TEL hereby agrees to indemnify CPC and each of the officers, agents and directors of CPC as of the date of execution of this Agreement against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), up to an aggregate amount of $500,000, to which it or they may become subject arising out of or based on any inaccuracy by Y-TEL appearing in or misrepresentation made in this Agreement and particularly the representation regarding no liabilities referred to in Section 1.4(a).  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of 12 months.

(b) CPC and its officers and directors hereby agree to indemnify Y-TEL and each of the officers, agents, current members of Y-TEL as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), up to an aggregate amount of $500,000, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement and particularly the representation regarding no liabilities referred to in Section 2.4(b).  The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of 12 months.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF CPC

The obligations of CPC under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.1

Accuracy of Representations.   The representations and warranties made by Y-TEL in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Y-TEL shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Y-TEL prior to or at the Closing.  CPC shall be furnished with a certificate, signed by a duly authorized officer of Y-TEL and dated the Closing Date, to the foregoing effect.

Section 5.2

Member Approval.. The members of Y-TEL shall have approved this Agreement and the transactions contemplated thereby.

Section 5.3

Officer's Certificate.   CPC shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Y-TEL to the effect that:  (a) the representations and warranties of Y-TEL set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) Y-TEL has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Closing Date; (c) since the date of Y-TEL' s Balance Sheet of December 31, 2003, and other than as previously disclosed to CPC, Y-TEL has not entered into any material transaction other than transactions which are usual and in the ordinary course of its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Y-TEL, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Y-TEL Schedules, by or against Y-TEL which might result in any material adverse change in any of the assets, properties, business or operations of Y-TEL.

Section 5.4

No Material Adverse Change.   Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Y-TEL.

Section 5.5

Investment Letters.  CPC shall have received from the Y-TEL shareholders a letter commonly known as an "investment letter" agreeing that the shares of CPC common stock (the "Shares") to be converted in the Reorganization are, among other things, being acquired for investment purposes and not with a view to public resale, are being acquired for the investor's own account, that the investor is an "accredited" individual as defined under Regulation D of the Securities Act of 1933, and that the Shares are restricted and may not be resold without registration, except in reliance of an exemption therefrom under the Securities Act of 1933.

Section 5.6

Other Items.   CPC shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as CPC may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF Y-TEL

The obligations of Y-TEL under this Agreement are subject to the satisfaction, at or before the Closing Date (unless otherwise indicated herein), of the following conditions:

Section 6.1

Accuracy of Representations.   The representations and warranties made by CPC in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and CPC shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by CPC prior to or at the Closing.  Y-TEL shall have been furnished with a certificate, signed by a duly authorized executive officer of CPC and dated the Closing Date, to the foregoing effect.

Section 6.2

Officer's Certificate.   Y-TEL shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of CPC to the effect that:  (a) the representations and warranties of CPC set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) CPC has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Closing Date; (c) since the date of CPC' s audited Balance Sheet of December 31, 2003, CPC has not entered into any material transaction other than transactions which are usual and in the ordinary course of its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of CPC, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the CPC Schedules, by or against CPC which might result in any material adverse change in any of the assets, properties, business or operations of CPC.

Section 6.3

No Material Adverse Change.   Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of CPC.

Section 6.4

Issuance of Shares of Y-TEL Members.   The shares of restricted CPC capital stock to be issued to Y-TEL members at Closing will be validly issued, nonassessable, and fully paid under Delaware corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

Section 6.5

Compliance with Reporting Requirements.   As of the Closing Date, CPC shall be current in and in compliance with all requirements of all filings required to be tendered to the Securities and Exchange Commission pursuant to the Exchange Act.

Section 6.6

Other Items.   Y-TEL shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Y-TEL may reasonably request.

ARTICLE VII

POST CLOSING COVENANTS

Section 7.1

Restriction on Stock Issuance.  For a period of nine (9) months following the closing or upon Avery Pack, President of CPC, owning less than five percent 5% of the issued and outstanding shares of CPC common stock, whichever is earlier (the "Restricted Period"), Y-TEL agrees that CPC shall not issue shares equal to more than 8% of CPC's total issued and outstanding common stock in any S-8 offering or to any affiliate of CPC or to any person that owns and/or controls, either directly or indirectly, such affiliate.  During the Restrictive Period, CPC is free to issue its shares to independent third parties in arms-length transactions for bona fide consideration.  This restriction shall also  apply to any employee, director, or consultant stock options granted by CPC that are exercisable prior to 180 days after grant.  For purposes of this section "person" and "affiliate" shall have the same meaning as set forth in Rule 144 under the Securities Act of 1933, as amended.

Section 7.2

Financial Statements.  After the Closing, CPC shall timely file a current report on Form 8-K to report the Reorganization.  In addition, for a period of 12 months following the Closing, CPC shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by CPC under the Securities Exchange Act of 1934.

Section 7.3

Standard and Poors.  If required, CPC shall use its commercially reasonable efforts to apply for listing with Standard and Poors Information Service or other such similar service.

ARTICLE VIII

MISCELLANEOUS

Section 8.1

Brokers and Finders.   Except for Madison & Wall Worldwide, Inc., as Main Paymaster, who are to receive in the aggregate $75,000, to be paid by Y-TEL at the Closing, each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement.  The parties each agree to indemnify the other against any claim by any third person not listed above for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.2

Law, Forum and Jurisdiction.   This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

Section 8.3

Notices.   Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, return receipt requested, postage prepaid, or by prepaid telegram addressed as follows:

If to CPC:	Avery Pack, President 2789 NE 5th Street Pompano Beach, Florida 33062
With a copy to:	David L. Kahn, Esq. 3150 W. Fir Avenue, Ste. 127 Fresno, California 93711
If to Y-TEL	Steve Lipman, President 806 O'Neal Lane Baton Rouge, LA 70816
With a copy to:	William B. Barnett, Esq. 15233 Ventura Boulevard, Ste. 410 Sherman Oaks, CA 91403

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

Section 8.4

Attorneys' Fees.   In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees not to exceed $100,000, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.5

Confidentiality.   Each party hereto agrees with the other parties that, unless and until the reorganization contemplated by this Agreement has been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 8.6

Entire Agreement This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 8.7

Survival; Termination.   Except as otherwise provided herein, the representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

Section 8.8

Counterparts Facsimile Execution.   For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by fax machine is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, a fax or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document.

Section 8.9

Amendment or Waiver.   Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.10

Incorporation of Recitals.   All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

Section 8.11

Expenses.   Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation therefor.

Section 8.12

Headings; Context.   The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 8.13

Benefit.   This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 8.14

Public Announcements.   Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

Section 8.15

Severability.   In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 8.16

Failure of Conditions; Termination.   In the event any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability under this Agreement to any other party.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 8.17

Further Assurances.  At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

Section 8.17

Execution Knowing and Voluntary.   In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

CONSOLIDATED PICTURES CORP. By: Avery Pack Its: President	Y-TEL INTERNATIONAL, LLC By: Steve Lipman Its: President